Contact:

Edward Berger

Executive Chairman of the Board

American CareSource Holdings, Inc.

Tel. 972.308.6830

FOR IMMEDIATE RELEASE

AMERICAN CARESOURCE HOLDINGS

ANNOUNCES THE RESIGNATION OF WAYNE SCHELLHAMMER, CEO

Dallas, TX, July 13, 2007 – American CareSource Holdings, Inc. (XSI) announced today that Wayne A. Schellhammer, President and Chief Executive Officer, has resigned his management and board positions to focus on personal issues and will be relocating to Des Moines, Iowa.

Edward Berger, Executive Chairman of American CareSource’s Board of Directors stated, “The Board wishes Wayne all the best in his future endeavors and wants to thank him for his contributions to American CareSource. Wayne was instrumental in American CareSource becoming an independent public company and in the development of the company’s strategy.”

David S. Boone, the company’s Chief Operating Officer and Chief Financial Officer, will manage the day-to-day operations of the company, reporting to Mr. Berger.

“The Board has commenced a search to replace Mr. Schellhammer and is confident in the depth of the senior leadership team at American CareSource and their ability to continue to develop and build the business.” stated Berger.

About American CareSource Holdings, Inc. (ACS)

American CareSource Holdings, Inc., the first national, publicly traded ancillary care network services company, is a comprehensive ancillary care service company offering a national network of more than 24,000 ancillary providers. The ACS ancillary network and management provides a complete outsourced solution for a wide variety of healthcare payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third party administrators and both the Federal and local governments. Through its product offerings, American CareSource Holdings, Inc. helps its clients reduce the cost of ancillary services rendered through its network of ancillary care providers in more than 30 service categories.

Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by American CareSource Holdings, Inc. for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve further risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, and intellectual property rights, and the outcome of competitive products, risks in product development, the results of financing effort, the ability to complete transactions, and other risks identified in this release, and the Securities and Exchange Commission filings of American CareSource Holdings, Inc.